Exhibit 99.1

Press Release

Global ePoint Completes $ 3.5 Million Private Placement

Friday June 3, 9:00 am ET

CITY OF INDUSTRY, Calif.—(BUSINESS WIRE)—June 3, 2005—Global ePoint, Inc. (NASDAQ: GEPT - News), an innovative developer and manufacturer of homeland security solutions for aviation, commercial and law enforcement, announced today that it has completed a private placement of Series C Convertible Preferred Stock to existing institutional investors, raising gross proceeds of $3.5 million. H.C. Wainwright & Co., Inc. acted as placement agent for the transaction. The Company issued 1,250 shares of Series C Preferred Stock, which are convertible at $2.80 per share into 1,250,000 shares of Global ePoint’s common stock. The Company also issued warrants to purchase 625,000 shares of the Company’s common stock at $3.50. Proceeds are expected to be used for potential acquisitions, working capital and other general corporate purposes.

Holders of the Series C Preferred Stock are entitled to receive dividends in the amount of six percent (6%) per annum, payable semiannually starting December 31, 2005. The dividends may be paid in cash or, at Global ePoint’s option, in shares of its common stock. In addition, Global ePoint is required to redeem the Series C Preferred Stock beginning in March 2006, at a rate of 1/30th of the outstanding shares per month. The redemption price is equal to the purchase price of the shares being redeemed, plus all related accrued and unpaid dividends.

Global ePoint has the right to force the conversion of the Series C Preferred Stock into common stock at any time the average price of the common stock trades above $3.75 per share for 15 consecutive days, so long as the conversion will not cause the holder to own over 9.99% of the common stock. The company also has the right to redeem the Series C Preferred Stock at a price of 105% of the stated value (or $2.94 per share). The company has agreed to file a registration statement to register the common stock underlying the Series C Preferred Stock and warrants.

About Global ePoint, Inc.

Global ePoint’s growth catalyst, through its wholly-owned subsidiaries, is the design, manufacturing, sales and distribution of digital video surveillance systems for the law enforcement, military, aviation, commercial and homeland security markets. On the cutting edge of digital technology and seeking to expand its product line, Global ePoint is developing new compression technologies and next-generation, secure network digital video systems and servers for a wide range of new markets, concentrating primarily on security and homeland defense applications. As a solid recurring revenue stream, the Company also manufactures customized computing systems for industrial, business and consumer markets, as well as other specialized electronic products and systems. Complete vertical integration — from design and manufacturing to sales and distribution — allows the Company to capture efficiencies and maintain cost advantages in these growing markets, particularly homeland security. For more information, please visit http://www.globalepoint.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the integration of the Company’s recently acquired operations; market acceptance of the Company’s products; delays in the introduction of new products; production and/or quality control problems; further approvals of regulatory authorities and the denial, suspension or revocation of certifications and licenses by governmental authorities; and the Company’s ability to obtain capital as and when needed. For a discussion of these and other factors which may cause actual events or results to differ from those projected, please refer to the Company’s most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Contact:

Global ePoint, Inc.

John Price, 909-869-1688 ext 307

jprice@globalepoint.com

or

CEOcast, Inc. for Global ePoint

Ed Lewis, 212-732-4300

elewis@ceocast.com

Source: Global ePoint, Inc.